Exhibit 99.2

Appendix A
UNITED STATES STEEL CORPORATION AND CONSOLIDATED SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
The following unaudited condensed consolidated pro forma financial statements of U. S. Steel and its consolidated subsidiaries (collectively, “U. S. Steel”, “we” or “our”) are included herein:

•	Unaudited condensed consolidated pro forma balance sheet as of June 30, 2014;

•	Unaudited condensed consolidated pro forma statement of operations for the six months ended June 30, 2014;

•	Unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 2013; and

•	Notes to the unaudited condensed consolidated pro forma financial statements.
The following unaudited condensed consolidated pro forma financial statements are based upon the historical consolidated financial statements of U. S. Steel, adjusted to reflect the deconsolidation of U. S. Steel Canada (USSC) and its consolidated subsidiaries (collectively, USSC) as a result of the filing by USSC and certain of its subsidiaries on September 16, 2014 (the Petition Date) for relief under the Companies’ Creditors Arrangement Act of Canada (CCAA). U. S. Steel has determined that, as a result of the CCAA filing and beginning on the Petition Date, U. S. Steel will no longer control USSC and therefore, USSC will be deconsolidated from U. S. Steel’s consolidated financial statements prospectively. Subsequent to the deconsolidation, we will account for our investment in USSC using the cost method of accounting which is reflected as zero in the unaudited condensed consolidated pro forma financial statements.
The following unaudited condensed consolidated pro forma financial statements of U. S. Steel should be read in conjunction with the historical consolidated financial statements of U. S. Steel and the related notes included in our 2013 annual Form 10-K filing and our quarterly filing on Form 10-Q for the three and six month periods ended June 30, 2014 as filed with the Securities and Exchange Commission. The unaudited condensed consolidated pro forma balance sheet reflects the deconsolidation of USSC assuming the CCAA filing had occurred on June 30, 2014 while the unaudited condensed consolidated pro forma statements of operations give effect to the deconsolidation assuming the CCAA filing had occurred on January 1, 2013. The pro forma adjustments are based on the best available information including certain assumptions that U. S. Steel management believes are reasonable. While such adjustments include estimates that are subject to change, management believes such adjustments are appropriate and directly attributable to the deconsolidation of USSC.
The unaudited condensed consolidated pro forma financial statements are provided for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the deconsolidation of USSC occurred on June 30, 2014 for the unaudited condensed consolidated pro forma balance sheet, or on January 1, 2013 for the unaudited condensed consolidated pro forma statements of operations for the six months ended June 30, 2014 and the year ended December 31, 2013. Readers should not rely on the unaudited condensed consolidated pro forma financial statements as being indicative of the historical operating results that U. S. Steel would have achieved or any future operating results or financial position that it will experience after the effective date of the CCAA filing.

United States Steel Corporation
Unaudited Condensed Consolidated Pro Forma Balance Sheet
June 30, 2014

(Dollars in millions)	Historical U. S. Steel Consolidated	Less: Deconsolidation of USSC (a)	Eliminations (b)	Pro Forma Adjustments		Pro Forma U. S. Steel

Assets
Current assets:
Cash and cash equivalents	$1,471	$145	—	—		$1,326
Receivables	2,071	320	153	39	(c)	1,943
Inventories	2,337	322	—	—		2,015
Other current assets	648	6	—	9	(d)	651
Total current assets	6,527	793	153	48		5,935

Property, plant and equipment, net	5,736	885	—	—		4,851
Investments and long-term receivables	622	48	—	407	(e)	981
Intangibles - net	266	58	—	—		208
Other noncurrent assets	255	26	—	—		229
Total assets	$13,406	$1,810	$153	$455		$12,204

Liabilities
Current liabilities:
Accounts payable	$2,294	$704	$506	$57	(f)	$2,153
Payroll and benefits payable	998	137	—	—		861
Short-term debt and current maturities of long-term debt	20	—	—	316	(g)	336
Other current liabilities	209	4	—	9	(h)	214
Total current liabilities	3,521	845	506	382		3,564
Long-term debt, less unamortized discount	3,605	129	—	(316)	(g)	3,160
Long-term payables	—	1,517	1,517	—		—
Employee benefits	1,841	999	—	—		842
Deferred income tax liabilities	506	—	—	(22)	(i)	484
Deferred credits and other noncurrent liabilities	419	29	—	25	(h)	415
Total liabilities	9,892	3,519	2,023	69		8,465

Stockholders' Equity
Common Stock	151	—	—	—		151
Treasury stock, at cost	(440)	—	—	—		(440)
Additional paid-in capital	3,638	2,268	2,268	—		3,638
Retained Earnings	1,808	(3,446)	(4,138)	386	(j)	1,502
Accumulated other comprehensive loss	(1,644)	(531)	—	—		(1,113)

Total U. S. Steel stockholders' equity	3,513	(1,709)	(1,870)	386		3,738

Noncontrolling Interest	1	—		—		1
Total liabilities and stockholders' equity	$13,406	$1,810	$153	$455		$12,204

See the notes to the unaudited condensed consolidated pro forma financial statements.

United States Steel Corporation
Unaudited Condensed Consolidated Pro Forma Statement of Operations
Six Months Ended June 30, 2014

(Dollars in millions, except share and per share data)	Historical U. S. Steel Consolidated	Less: Deconsolidation of USSC (k)	Eliminations (b)	Pro Forma Adjustments		Pro Forma U. S. Steel
Net Sales	$8,848	$1,061	$341	$245	(l)	$8,373

Operating Expenses
Cost of sales	8,135	1,039	341	289	(l)	7,726
Selling, general and administrative expenses	281	15	—	(3)	(m)	263
Depreciation, depletion and amortization	331	46	—	—		285
Income from Investees	(53)	—	—	—		(53)
Restructuring and other charges	18	4	—	—		14
Other operating income, net	(21)	—	—	—		(21)
Total operating expenses	8,691	1,104	341	286		8,214

Income (loss) from operations	157	(43)	—	(41)		159
Net interest and other financial costs (income)	133	5	—	(20)	(n)	108
Income (loss) before income taxes	24	(48)	—	(21)		51
Income tax (benefit) provision	(10)	—	—	1	(o)	(9)

Net income (loss) attributable to United States Steel Corporation	$34	$(48)	—	$(22)		$60

Income per common share
Basic	$0.23					$0.41
Diluted	$0.23					$0.39

Average common shares outstanding, in thousands
Basic	144,821					144,821
Diluted	146,144					153,591

See the notes to the unaudited condensed consolidated pro forma financial statements.

United States Steel Corporation
Unaudited Condensed Consolidated Pro Forma Statement of Operations
Year ended December 31, 2013

(Dollars in millions, except share and per share data)	Historical U. S. Steel Consolidated	Less: Deconsolidation of USSC (k)	Eliminations (b)	Pro Forma Adjustments		Pro Forma U. S. Steel
Net Sales	$17,424	$1,404	302	$581	(l)	$16,903

Operating Expenses
Cost of sales	16,015	1,677	302	581	(l)	15,221
Selling, general and administrative expenses	610	30	—	(6)	(m)	574
Depreciation, depletion and amortization	684	118	—	—		566
Income from Investees	(39)	(2)	—	—		(37)
Impairment of Goodwill	1,806	615	—	—		1,191
Restructuring and other charges	248	237	—	—		11
Total operating expenses	19,324	2,675	302	575		17,526

(Loss) income from operations	(1,900)	(1,271)	—	6		(623)
Net interest and other financial costs (income)	332	22	—	(35)	(n)	275
(Loss) income before income taxes	(2,232)	(1,293)	—	41		(898)
Income tax (benefit) provision (p)	(587)	(561)	—	—	(o)	(26)

Net (loss) income attributable to United States Steel Corporation	$(1,645)	$(732)	—	$41		$(872)

Loss per common share
Basic	$(11.38)					$(6.03)
Diluted	$(11.38)					$(6.03)

Average common shares outstanding, in thousands
Basic	144,578					144,578
Diluted	144,578					144,578

See the notes to the unaudited condensed consolidated pro forma financial statements.

UNITED STATES STEEL CORPORATION AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

(a)	Reflects the deconsolidation of USSC’s assets and liabilities (including USSC’s intercompany balances with U. S. Steel) at their carrying amounts included in USSC’s general ledger at June 30, 2014.

(b)
Represents adjustments to remove the effect of intercompany amounts and transactions which are included in the USSC general ledger (as noted in (a) above and (k) below). The adjustment to retained earnings also includes the estimated impact from the loss on deconsolidation due to the de-recognition of the carrying amounts of USSC’s assets and liabilities and accumulated other comprehensive loss previously consolidated in U.S. Steel’s historical consolidated financial statements as of June 30, 2014. The unaudited condensed consolidated pro forma statements of operations do not include the estimated loss on deconsolidation as it is not expected to have a continuing impact due to its non-recurring nature.

(c)
Amounts are recorded as trade accounts receivable and interest on long term notes receivable, net for pro forma financial statement presentation. Prior to the deconsolidation, these amounts were considered intercompany trade receivables and intercompany interest receivable on long-term intercompany notes and were eliminated in consolidation. Subsequent to the deconsolidation, these amounts are recorded as balances with USSC (related party trade receivable and interest receivable) at an estimated fair value based on the retained interest determined by the recoverability of the carrying amount and whether the related party trade receivable and interest receivable is secured or unsecured. Management has estimated a recovery rate based upon the estimated fair value of the net assets of USSC available for distribution in relation to secured and unsecured claims in the CCAA filing.

(d)	Amount represents additional short-term deferred tax assets as a result of the deconsolidation of USSC at June 30, 2014.

(e)
Amounts are recorded as investments and long-term receivables, net for pro forma financial statement presentation. Prior to the deconsolidation, these amounts were considered intercompany notes payable by USSC and were eliminated in consolidation. Subsequent to the deconsolidation, these amounts are recorded as balances with USSC (related party note receivable) at an estimated fair value based on the retained interest determined by the recoverability of the carrying amount and whether the related party note receivable is considered secured or unsecured. Management has estimated a recovery rate based upon the estimated fair value of the net assets of USSC available for distribution in relation to the secured and unsecured claims in the CCAA filing.

(f)
Amounts are recorded as trade accounts payable for pro forma financial statement presentation. Prior to the deconsolidation of USSC, these amounts were considered intercompany trade accounts payable and were eliminated in consolidation. Subsequent to the deconsolidation, these amounts are recorded as balances with USSC (related party accounts payable).

(g)
Represents the reclassification of U. S. Steel’s 2.75% Senior Convertible Notes (2019 Notes) from long-term to short-term as a result of the CCAA filing. The CCAA filing is an event of default under the terms of the Province Note Loan Agreement and the failure of U. S. Steel Canada to pay the Province Note would constitute an event of default under the indenture for the 2019 Notes that enables the holders to declare the 2019 Notes immediately due and payable. Further, it is U. S. Steel’s intent and ability to settle the 2019 Notes in cash if this occurs.

(h)	Represents contingent liabilities to be retained by U. S. Steel after the deconsolidation of USSC.

(i)	Represents additional long-term deferred tax assets as a result of the deconsolidation of USSC as June 30, 2014.

(j)	The adjustment to retained earnings reflects the net impact of amounts as a result of the pro-forma adjustments column.

(k)
Reflects the deconsolidation of USSC’s statement of operations (including USSC’s intercompany transactions with U. S. Steel) included in USSC’s general ledger for the six months ended June 30, 2014 and for the year ended December 31, 2013.

(l)
Represents sales and cost of sales related to sales transactions from U. S. Steel to USSC, which after the deconsolidation of USSC will be considered third party transactions and are expected to have a continuing impact. Prior to the deconsolidation, these amounts were considered intercompany transactions with USSC and were eliminated in consolidation. These intercompany sales transactions from U. S. Steel to USSC were made at a third party margin of approximately 25% for the six months ended June 30, 2014 and 22% for the year ended December 31, 2013 which was reported in cost of sales in USSC’s general ledger and removed via the deconsolidation of USSC column. The assumption is that these transactions have been sold through to a third party for the six months ended June 30, 2014 and the year ended December 31, 2013. Also included in the cost of sales adjustment is the intercompany cost of sales and profit that was previously eliminated in consolidation associated with purchases by U. S. Steel from USSC which is expected to have a continuing impact. The intercompany profit was calculated at a rate that is representative of USSC’s gross margin on third party transactions and represents U. S. Steel’s incremental costs on the historical transactions.

(m)
Represents various selling and general and administrative (SG&A) expenses historically incurred by U. S. Steel on behalf of USSC which will be reimbursed by USSC subsequent to the deconsolidation and are expected to have a continuing impact.

(n)
Represents interest income related to loans from U. S. Steel to USSC that are expected to have a continuing impact as noted in (c) and (e) above. Prior to the deconsolidation, these amounts were considered intercompany interest income from USSC and were eliminated in consolidation.

(o)
Represents the impact of additional deferred taxes as a result of the deconsolidation of USSC for the periods ended June 30, 2014 and December 31, 2013. The effects of the deferred taxes are shown as they are expected to have a continuing impact subsequent to the deconsolidation of USSC.

(p)
The income tax benefit for the period ended December 31, 2013 has been revised to reflect an additional tax benefit of $27 million associated with our 2013 tax restructuring. The previously reported amount disclosed in the consolidated statement of operations in U. S. Steel’s 2013 annual report on Form 10-K will be updated in the 2014 annual report on Form 10-K to reflect this additional tax benefit in the consolidated statement of operations with a corresponding decrease to long-term deferred tax liabilities and an increase in retained earnings of $27 million to the previously reported amounts in the consolidated balance sheet. Refer to U.S. Steel’s quarterly filing on Form 10-Q for the three and six month periods ended June 30, 2014 for further disclosure of the revision.